PROMISSORY NOTE


$10,000,000                                                        June 30, 1997

         FOR VALUE RECEIVED, the undersigned VOXCOM HOLDINGS, INC., a Nevada corporation (herein called "Maker"), promises to pay unto the order of Lawrence
R. Biggs, Jr., Larry Cahill, and Donald G. McLellan (herein called "Payee" which term herein in every instance shall refer to any owner or holder of this Note) the aggregate sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) together with interest on the principal balance hereof from time to time outstanding from the date of advancement until paid, at the annual rate of the prime rate in effect on December 31 of each year during the term of this note, as such prime rate shall be quoted in the Wall Street Journal (but in no event to exceed the maximum lawful rate of interest permitted by applicable usury laws). The principal and interest hereunder shall be payable in lawful money of the United States of America at the address of Payee as Payee may designate hereafter in writing.

         This Note shall be payable in 24 consecutive, monthly, equal installments of principal, plus interest on the unpaid principal balance. The Maker at its election shall have the right to defer all or part of any 12 such installments by giving notice thereof to Payee and paying all accrued interest on the date required for payment, provided that the full amount of all principal and interest shall be repaid in full on or before 48 months from the date of this Note.

         Maker may prepay this note in whole or in part at any time without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied first to accrued and unpaid interest and then installments of principal in the inverse order of their stated maturity.

         Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for Payee, in order to enforce payment of this note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this note.

         In the event of default hereunder or under any of the instruments securing payment hereof and this note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this note is collected by suit or legal proceeding or through the probate court or bankruptcy

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



proceedings, Maker agrees to pay all reasonable attorneys' fees and all expenses of collection and costs of court.

         It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this note or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged, taken, reserved or received under this note or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this note shall exceed the maximum amount of interest permitted by applicable usury laws, now or hereafter enacted, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) any such excess which may have been collected at final maturity of said indebtedness either shall be applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at Payee's option, and (iii) upon such final maturity, the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged, taken, reserved or received from Maker or otherwise by Payee in connection with such indebtedness.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE APPLICABLE LAWS OF THE STATE OF TEXAS. THE COUNTY OF DALLAS, TEXAS SHALL BE THE PROPER PLACE OF VENUE TO ENFORCE PAYMENT OF THIS NOTE. MAKER IRREVOCABLY AGREES THAT THE STATE DISTRICT COURTS IN DALLAS COUNTY, TEXAS SHALL BE THE EXCLUSIVE COURTS FOR ANY LEGAL PROCEED INGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

         To the extent that the interest rate laws of the State of Texas are applicable to this note and unless changed in accordance with law, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Article 5069-1.04(a)(1) of the Texas Revised Civil Statutes, as amended, or to any successor to such statute.

         Any check, draft, money order or other instrument given in payment of all or any portion thereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

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


         Maker represents and warrants to Payee and to all other owners and holders of any indebtedness evidenced hereby that all loans evidenced by this note are for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Article 5069- 1.04, Texas Credit Code and Regulation Z promulgated by the Board of Governors of the Federal Reserve System and under Titles I and V of the Consumer Credit Protection Act.

         This note is issued pursuant to and is secured by that certain Security Agreement-Pledge of even date herewith (the "Security Agreement") by and among Maker and Payee. Reference is made to the Security Agreement for certain provisions relating to the acceleration of maturity hereof upon the occurrence of certain events specified therein and for all other pertinent purposes.


                                                     VOXCOM HOLDINGS, INC.



                                                     By:/s/ Daniel Lezak
                                                        ----------------------
                                                        Daniel Lezak, President





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